Filed Pursuant to Rule 424(b)(3)
Registration No. 333-274972
PROSPECTUS SUPPLEMENT NO. 2
To Prospectus dated December 15, 2023

4,134,201 Shares of Common Stock
Offered by the Selling Stockholder
This prospectus supplement No. 2 supplements the prospectus dated December 15, 2023 (the “Prospectus”), which covers the offer and resale by the selling stockholder identified in this prospectus of up to an aggregate of 4,134,201 shares of our common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 1,269,210 shares of Common Stock issuable upon the exercise of Series A-1 Warrants to purchase shares of Common Stock, (ii) 814,467 shares of Common Stock issuable upon the exercise of Series A-1 Warrants to purchase shares of Common Stock, which Series A-1 Warrants are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price (as defined in the Series T Warrants) in cash, (iii) 814,467 shares of Common Stock issuable upon the exercise of Series A-2 Warrants to purchase shares of Common Stock, which Series A-2 Warrants are issuable upon exercise of Series T Warrants, assuming that the Series T Warrants have been exercised in full by paying the Aggregate Exercise Price in cash, (iv) 814,467 shares of Common Stock issuable upon the exercise of Series T Warrants to purchase shares of Common Stock (collectively, the “Warrants”), and (v) 421,590 shares of Common Stock issued upon the exercise of Exchange Warrants to purchase shares of Common Stock. We registered these shares issued or issuable upon exercise of the Warrants on behalf of the selling stockholder, to be offered and sold by them from time to time.
We are not selling any shares of Common Stock under the Prospectus and will not receive any proceeds from the sale by the selling stockholder of such shares. We are paying the cost of registering the shares of Common Stock covered by the Prospectus as well as various related expenses. The selling stockholder is responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.
Sales of the shares by the selling stockholder may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices and/or at varying prices determined at the time of sale. The selling stockholder may sell shares directly or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, the purchasers of the shares, or both. The selling stockholder may sell any, all or none of the securities offered by the Prospectus and we do not know when or in what amount the selling stockholder may sell their shares of Common Stock hereunder following the effective date of the registration statement of which the Prospectus forms a part. We provide more information about how the selling stockholder may sell or otherwise dispose of their shares of Common Stock in the section titled “Plan of Distribution” beginning on page 119 of the Prospectus.
You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.
Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRI.” On January 18, 2024, the last reported sale price of our Common Stock was $0.2841 per share.
Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 19, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 19, 2024
GRI BIO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40034	82-4369909
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)
2223 Avenida de la Playa, #208
La Jolla, CA 92037
(Address of principal executive offices and zip code)
(619) 400-1170
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRI	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders
On January 19, 2024, at 11:00 a.m. Eastern Time, GRI Bio, Inc. (the "Company") held a Special Meeting of Stockholders (the "Special Meeting") virtually at www.virtualshareholdermeeting.com/GRI2024SM. Of the Company’s 4,520,233 shares of common stock issued and outstanding and eligible to vote as of the record date of December 18, 2023, a quorum of 1,977,444 shares, or approximately 43.7% of the eligible shares, was present or represented by proxy. Each of the matters set forth below is described in detail in the Company’s Definitive Proxy Statement filed with the Securities and Exchange Commission on January 2, 2024. The following actions were taken at the Special Meeting:
Proposal 1
The proposal to approve an amendment to the amended and restated certificate of incorporation of the Company to effect a reverse stock split of the Company’s common stock at a ratio within the range of not less than one-for-two and not more than one-for-nine, with the exact ratio to be set within this range by the Company's board of directors (the "Board") in its sole discretion (without reducing the authorized number of shares of Company common stock) and with the Board able to elect to abandon such proposed amendment and not effect the reverse stock split authorized by the Company's stockholders in its sole discretion, was approved by a majority of the votes cast by Company stockholders at the Special Meeting.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
1,158,012	817,185	2,247	0
Proposal 2
The proposal to approve a postponement or adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 1, was approved by a majority of the votes cast by Company stockholders at the Special Meeting.

Votes For	Votes Against	Votes Abstained	Broker Non-Votes
1,252,187	716,895	8,362	0

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 19, 2024	GRI BIO, INC.
	By:	/s/ Leanne Kelly
	Name:	Leanne Kelly
	Title	Chief Financial Officer